M      r. Exhibit 10.1

             Don Wilson
             GULF UNITED ENERGY INC.
             5858 Westheimer Suite 850
             Houston, Texas 77057

Dear     Mr. Wilson:

               We hereby refer to our letter dated May 14, 2009 (the “May 14, 2009 Letter”), which was signed and accepted on May 27, 2009 by Gulf United Energy, Inc. (“Gulf”) with some modifications included by Gulf in hand writing.  Under such letter, Cia. Mexicana de Gas Natural, S.A de C.V. (“CMGN”), made an offer to acquire certain shares held by Gulf.

The intent of this letter is to (i) include and reflect certain additions made by Gulf in hand writing to the May 14, 2009 Letter; and (ii) to supersede and terminate the May 14, 2009     Letter.

1.
Offer to Acquire.  Subject to the terms and conditions set forth below, CMGN hereby submits its offer to purchase (the ”Offer”), at a price of US$1,000,000.00 (one million 00/100 dollars, legal tender of the United States of America) (the “Purchase Price”), directly or through any of its affiliates or designees (the “Purchase Transaction”) all, but not less than all, of the shares (the “Target Shares”) issued by Fermaca LNG de Cancun, S.A. de C.V., and Fermaca Gas de Cancun, S.A. de C.V. (collectively the “Companies”) owned by Gulf.

2.	Extent of the Offer.

(a)	This Offer shall become effective on the date hereof and shall continue to be valid and effective for a term of fifteen calendar days counted from the date hereof (the“Offer Effective Period”).

(b)
Should Gulf inform in writing to CMGN the acceptance of the Offer within the Offer Effective Period, the parties shall close the Purchase Transaction within a term not exceeding 30 (thirty) calendar days counted from the date in which CMGN receives the written acceptance of the Offer by Gulf.  If within the Offer Effective Period (i) CMGN does not receive in writing the acceptance of the Offer by Gulf; or (ii) CMGN receives a notice in writing from Gulf informing of its rejection to the Offer; the Offer shall cease to be effective and the terms and conditions of this letter shall terminate immediately.

(c)
Should the Offer be accepted as provided above, the transfer of the Target Shares shall take place at closing of the Purchase Transaction and Gulf shall take all required actions and execute all relevant documents and agreements (including the endorsement if property and delivery of the originals of the certificates evidencing the Target Shares) to effectively and timely transfer the Target Shares to CMGN of any of its affiliates or designees, free from all liens,  collateral and encumbrances and security interests.  At closing of the Purchase Transaction, the parties shall enter into all documents and agreements to achieve closing of the Purchase Transaction as described herein, including the signature of the relevant agreements and documents in order to terminate the Joint Venture Agreement entered into by and between CMGN and Gulf on July 15, 2007 and all other agreements entered into by the parties, if any, and the parties will fully release each other from any liability under such agreements.  Notwithstanding the above, the Parties agree that the closing of the Purchase Transaction is subject to (i) negotiation of mutually acceptable definitive documents; and (ii) shareholder approval of Gulf and CMGN.  Should the closing of the Purchase Transaction not occur due to the failure to meet the above conditions, this Offer shall terminate with no damages or liabilities to either Party.

(d)
The Purchase Price shall be paid in 6 (six) different installments.  The first and last of such installments shall be equal to $200,000.00 (two hundred thousand 00/100 dollars, legal tender of the United States of America).  The other four installments shall be equal to $150,000.00 (one hundred and fifty thousand 00/100 dollars, legal tender of the United States of America), each, as follows:

(i)	The first installment shall be paid in the date of closing of the Purchase Transaction;

(ii)	The second installment shall be paid not later than three calendar months counted from the date of closing of the Purchase Transaction;

(iii)	The third installment shall be paid not later than six calendar months counted from the date of closing of the Purchase Transaction;

(iv)	The fourth installment shall be paid not later than nine calendar months counted from the date of closing of the Purchase Transaction;

(v)	The fifth installment shall be paid not later than twelve calendar months counted from the date of closing of the Purchase Transaction; and

(vi)	The sixth installment shall be paid not later than fifteen calendar months counted from the date of closing of the Purchase Transaction.

3.  Good Faith.  The parties hereto agree to cooperate with each other reasonably and in good faith with aim of closing the Purchase Transaction as promptly as practicable.

4.  Confidentiality; Publicity.  Without our prior written approval you will not, and will cause your stockholders, members, partners, officers, directors, employees, board members, advisors, agents, counsel, accountants, affiliates and representatives (collectively, “Representatives”) not to, make any release to the press or make any statement to any other person with respect to either the fact that this Offer was made or to the fact that discussions or negotiations are taking place concerning the Purchase Transaction or the existence of contents of this Offer, except (i)where you are compelled to disclose to your governmental regulators or by judicial or administrative process of by other requirements of applicable law or regulation, and (ii) for disclosure to you Representatives who legitimately need to know information in connection with the Purchase Transaction (all of whom shall be instructed to keep such disclosures confidential).

5.  Termination.  This Offer shall terminate on the earlier of (i) the receipt by CMGN of a written notice from Gulf informing of its rejection to accept the Offer within the Offer Effective Period; or (ii) the expiration of the Offer Effective Period without having CMGN received the written acceptance by Gulf of the Offer.  Obligations set forth in Section 4 above, shall survive the termination hereof for a period of 3(three) years counted from the date of termination hereof.

6.  Previous Agreement.  This Offer fully supersedes and terminates the terms and conditions of the offer included in the May 14, 2009 Letter.

7.  Jurisdiction and Choice of Law.  This Offer shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws and principles thereof (other than General Obligations Laws sections 5-1401 and 5-1402).  The parties agree that any action related to this letter agreement shall be brought and maintained only in a Federal court of competent jurisdiction located in the New York, N.Y.  Each party consent to the jurisdiction and venue of such courts and waives any right to object to such exclusive jurisdiction and venue.  Each party waives, to the fullest extent permitted by applicable law, any right either party has to a trial by jury in any legal proceeding directly or indirectly arising out of or related to this letter agreement (whether based in contract, tort or any other theory).

8.  Miscellaneous.  Should you have any questions regarding us, or this Offer, please contact Mr. Fernando Calvillo at (0155) 51486700.  If you agree with the terms indicated in the Offer, please so signify by executing the enclosed copy of this Offer in the space provided and deliver it to us.

Sincerely,

Cia. Mexicana de Gas Natural, S.A. de C.V.

By: /S/ FERNANDO CALVILLO ALVAREZ
Name: Fernando Calvillo Alvarez
Title: Attorney-in-fact

Accepted and agreed:

Gulf United Energy, Inc.

By:  /S/ DON W. WILSON
       Name:  Don W. Wilson
       Title: Attorney-in-fact

Date:  June 8, 2009.